Exhibit 10.51
August 12, 2016

William Scannell
164 Pine Street
Medfield, MA 02052

Dear Bill,

We are excited to have you join the Dell Technologies leadership team and want to share more information with you about your role once the transaction is complete. Following the closing of the acquisition of EMC (the “Dell/EMC transaction”) by Denali Holding Inc. (Denali), your title will be President, Global Enterprise Sales & Customer Ops reporting to David Goulden. Your principal place of work will be Hopkinton, MA.

Set forth below are the material compensation components for EMC executives who will become ELT members at Dell Technologies following the Dell/EMC transaction by Denali.

Base Salary Your base salary will be: $27,884,62 biweekly ($725,000 annualized).

Annual Incentive You will remain on your current EMC annual incentive program with the same payout opportunity through the end of Denali’s fiscal year 2017 (February 3, 2017). Beginning in fiscal 2018 (February 4, 2017) you will be eligible to participate in Dell’s annual incentive program and earn an annual bonus thereunder, targeted at 100% of your eligible compensation. Dell reserves the right to vary the terms and amount of your bonus, depending upon your performance, the company’s financial results and attainment of strategic corporate initiatives.

Special Incentive Bonus (SIB) As a top leader in the company, beginning in fiscal year 2018, you will also be eligible for a discretionary cash-based annual SIB of up to $3,000,000 in addition to your annual incentive opportunity. Eligibility and award opportunity are reviewed annually, but your annual opportunity will not decrease during the first three years. SIB achievement is discretionary and may be conditioned upon the attainment of any applicable performance goals, which goals may be based on your performance, the company’s financial results and/or the attainment of strategic initiatives.

Special Sign-On Award After closing, you will receive a one-time $5,000,000 cash-based long-term incentive award that will vest ratably over three years beginning February 15, 2017 (Fiscal 2018). This award is subject to the terms and conditions in the Dell Inc. Long-Term Cash Incentive and Retention Award Agreement attached hereto which provides, among other things, that the next vest of this award will accelerate if you are terminated by Dell without your having committed Serious Misconduct or you resign for good reason, and all vests will accelerate if your employment is terminated due to your death or disability as those terms are defined in that Award Agreement and Protection of Sensitive Information, Non-Competition and Non-Solicitation Agreement.

Management Equity Program (MEP) As a top leader in the company, you will be eligible to receive equity grants under our Management Equity Program. Following the closing of the Dell/EMC transaction, you will receive a one-time grant under the MEP of Denali Time Equity Awards (DTAs) and Denali Performance Equity Awards (DPAs) having a total grant value of $15,000,000. DTAs and DPAs will settle in shares of Denali Class C common stock upon vesting. The material terms of the DTAs and DPAs are further described in the attached materials.

Benefits You will remain on your current benefits programs through calendar year 2016. We will have additional information about 2017 benefits later this year.

Additional Important Information

•	This summary and the terms, rights, and waivers described herein are contingent upon the closing of the Dell/EMC transaction.

•
Your entitlement to and eligibility to participate in the benefits described herein is subject to your execution of (1) the Change in Control Waiver Agreement (a form of which is attached hereto) and (2) the Protection of Sensitive Information, Noncompetition, and Nonsolicitation Agreement (a form of which is attached hereto).

•	Equity and cash incentive awards described above will be subject to the terms and conditions of the applicable plan and agreement.

•	Dell compensation and benefit programs are subject to annual re-evaluation and modification by our Board of Directors.

•
The rights and obligations under your agreements with EMC that remain in effect following the closing of the Dell/EMC transaction and that have not otherwise been superseded will be assigned to Dell Technologies upon the closing of the Dell/EMC transaction to the extent such rights and obligations are not assigned by operation of law.

Equity Rollover and Investment Opportunities As described in the Confidential Information Memorandum – Rollover Opportunity and the documents provided therewith, we have presented you with an opportunity to exchange a portion of your outstanding EMC restricted stock units for (i) a deferred cash award and (ii) a stock option to acquire a share of Denali Class C common stock having a per share exercise price equal to the then current fair market value of a share of Denali Class C common stock, each subject to vesting on the same vesting schedule as the restricted stock unit for which it was exchanged (but with any performance conditions deemed satisfied at the target level of performance). As described in the Confidential Information Memorandum – Cash Purchase Opportunity, we have also presented you with an opportunity to purchase Denali Class C Common Stock for cash (i.e., using the proceeds received from the closing of the Dell/EMC transaction). Please refer to the Confidential Information Memoranda and the documents provided therewith that you received on June 27, 2016 for more information about these two opportunities, as these opportunities are made solely pursuant to Confidential Information Memoranda and the documents provided therewith. These opportunities are each currently scheduled to expire at 11:59 PM Central Time on August 12, 2016.

Acceptance To accept this offer, please sign and return the electronic copy you receive within seven (7) days of receipt. Alternatively you may email a signed copy to executive_compensation@dell.com or fax a signed copy to 512-283-7468.

We request that you keep the information included in this offer letter confidential. We look forward you to joining Dell Technologies upon the completion of the Dell/EMC transaction. Should you have any questions, or would simply like further information, please do not hesitate to call me.

Sincerely,

/s/ Samuel A. Guess
Sam Guess
Vice President, Compensation and Benefits
Cell Phone: (###) ###-####

Enc.

Cc: Michael Dell

I accept this offer of employment on the terms and conditions set forth in this letter:

Signed: /s/ William Scannell Date: August 12, 2016

Change In Control Waiver Agreement

In consideration of my offer of employment with Dell Inc., its affiliates and successors (collectively, “Dell”) pursuant to the employment offer letter to which this agreement is attached and in consideration of the benefits I may be eligible for under the Protection of Sensitive Information, Noncompetition, and Nonsolicitation Agreement attached hereto, and pursuant to Section 11 of the Change in Control Severance Agreement entered into between me and EMC Corporation, dated 12/31/2011 (the “EMC CIC Agreement”), I acknowledge and agree that I hereby waive all rights to any payments or benefits I may be entitled to under the EMC CIC Agreement and I hereby release Dell from any obligations it may have under the EMC CIC Agreement, in each case, contingent upon and effective as of the closing of the transactions pursuant to which EMC Corporation will become an indirect, wholly-owned subsidiary of Denali Holding, Inc.

/s/ William Scannell
Employee’s Signature

William Scannell
Employee’s Name (printed)

August 12, 2016
Date

RETURN THIS FORM WITH SIGNED OFFER LETTER

Acknowledged and Agreed on behalf of EMC Corporation,

By: /s/ David Goulden

Its: CEO EMC Information Infrastructure

Acknowledged and Agreed on behalf of Denali Holding Inc.,

By: /s/ Samuel A. Guess

Its: Vice President, Compensation and Benefits

Scannell, William

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